EXHIBIT 99.1

[GRAPHIC APPEARS HERE]

PRESS RELEASE

Contacts:

Roger G. Stoll, Ph.D.	Jane Lin/Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	(212) 825-3210
(949) 727-3157

CORTEX CLOSES ON A $5 MILLION PRIVATE PLACEMENT

IRVINE, CA, August 22, 2003—Cortex Pharmaceuticals, Inc. (AMEX: COR) announced that it has closed on a private placement with a select group of institutional investors with gross proceeds of $5 million. Cortex has agreed to issue 3,333,334 shares of its common stock at $1.50 per share and five year warrants to purchase 3,333,334 shares of common stock at a price of $2.55 per share. Rodman & Renshaw, Inc. served as the placement agent for the transaction.

“The proceeds from this financing will allow us to accelerate the development of some of our more potent second generation AMPAKINE® compounds,” said Roger G. Stoll, President and Chief Executive Officer of Cortex. “The ultimate goal is to move these compounds toward FDA filing and the execution of our business plan, which is to focus internal development on potential orphan drug indications such as narcolepsy and Fragile X syndrome, while we continue to work on partnering the larger indications with major pharmaceutical companies.”

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Cortex has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

About Cortex Pharmaceuticals:

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders. (http://www.cortexpharm.com/)

Forward Looking Statement:

Note—This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company may be unable to obtain additional capital needed to continue its operations; that the agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been shown to have efficacy in the treatment of any disease.

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